UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                            FORM S-8

                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933



                       WESTVACO CORPORATION
      (Exact Name of Registrant as Specified in Its Charter)


       DELAWARE                               13-1466285
 (State of Incorporation)        (I.R.S. Employer Identification No.)


                        299 PARK AVENUE
                       NEW YORK, NY 10171
        (Address of Principal Executive Offices/Zip Code)



                      WESTVACO CORPORATION
         REGULAR DIVISION OF THE SAVINGS AND INVESTMENT
                  PLAN FOR SALARIED EMPLOYEES
                    (Full Title of the Plan)



                       JOHN W. HETHERINGTON
      VICE PRESIDENT, ASSISTANT GENERAL COUNSEL AND SECRETARY
                       WESTVACO CORPORATION
                         299 PARK AVENUE
                     NEW YORK, NEW YORK 10171
                     Telephone: 212-688-5000
    (Name, Address and Telephone Number of Agent for Service)


                 CALCULATION OF REGISTRATION FEE

Title of      Amount to be   Proposed Maximum   Proposed Maximum     Amount of
Securities     Registered     Offering Price        Aggregate      Registration
to be                            per share       Offering Price       Fee (5)
Registered                        (3)(4)

Common          2,000,000         $31.22          $62,440,000       $18,419.80
Stock, par    shares (1)(2)
value $5.00
per share,
including
related
Preferred
Stock
Purchase
Rights


  (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan (the "Plan") described herein.

  (2) Such number of shares of Westvaco Corporation Common Stock (the "Common Stock") as may be purchased for employees participating in the Plan whether purchased directly from Westvaco Corporation (the "Company" or "Registrant"), on the open market or privately as set forth in the Plan, subject to adjustment for stock splits or other forms of recapitalization.

  (3) Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of the average of the high and low sale prices for a share of the Common Stock of the Company on the New York Stock Exchange on April 20, 1998.

  (4) Estimated solely for the purpose of calculating the registration fee.

  (5) The registration fee has been calculated pursuant to
      Section 6(b) of the Securities Act.




                       WESTVACO CORPORATION
         REGULAR DIVISION OF THE SAVINGS AND INVESTMENT
                   PLAN FOR SALARIED EMPLOYEES


                              PART I

            INFORMATION REQUIRED IN THE SECTION 10(a)
                            PROSPECTUS

The information called for in Part I of Form S-8 will be distributed to participants in the applicable Plan.

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange
Commission (the "Commission") are incorporated herein by reference:

  a) The latest Annual Report on Form 10-K of Westvaco
     Corporation for the fiscal year ended October 31, 1997, except for net income per share data which has been restated in Exhibit 99.

  b) The latest Quarterly Report on Form 10-Q of Westvaco
     Corporation for the fiscal quarter ended January 31, 1998.

  c) The description of Common Stock of Westvaco Corporation contained in the Company's Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") including any amendment or report filed for the purpose of updating such description.

  d) The Plan's latest Annual Report on Form 11-K for the year ended September 30, 1997.

  e) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES

  Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

  The audited financial statements included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended October 31, 1997, except for net income per share data which has been restated in Exhibit 99, and the Plan's Annual Report on Form 11-K for the year ended September 30, 1997, which have been incorporated herein by reference, have been audited by Price Waterhouse LLP, independent public accountants, as indicated in their reports dated November 18, 1997, and January 20, 1998, respectively, and which are also incorporated by reference herein in reliance upon the authority of that firm as experts in accounting and auditing in giving such reports.

  The legality of the issuance of the shares and interests offered hereby has been passed upon for the Company by Wendell
  L. Willkie, II, Esq., Senior Vice President and General Counsel of the Company by a letter dated April 22, 1998. Mr. Willkie is the beneficial owner of shares of Common Stock of the Company held in trust under the Westvaco Corporation Savings and Investment Plan for Salaried Employees and the recipient of stock options and limited stock appreciation rights granted by the Company.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article II, Section 14 of the Company's Bylaws provides as follows:

  "Each director, officer and employee, past or present, of the Corporation, and each person who serves or may have served at the request of the Corporation as a director, officer or employee of another corporation and their respective heirs, administrators and executors, shall be indemnified by the Corporation in accordance with, and to the fullest extent provided by, the provisions of the General Corporation Law of the State of Delaware as it may from time to time be amended. Each agent of the Corporation and each person who serves or may have served at the request of the Corporation as an agent of another corporation, or as an employee or agent of any partnership, joint venture, trust or other enterprise may, in the discretion of the Board of Directors, be indemnified by the Corporation to the same extent as provided herein with respect to directors, officers and employees of the Corporation."

In pertinent part, Section 145 the Delaware Corporation Law provides:

  "A corporation shall have power to indemnify any person...by reason of the fact that the person is or was a director, officer, employee or agent of the corporation...against expenses (including attorneys' fees), judgments, fines and amounts paid in...connection with [a lawsuit] if the person acted in good faith and in manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with regard to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful."

Together, the Company's Bylaws, Charter and the applicable Delaware Corporation Law protect directors and officers for actions taken in their respective Company capacities in certain circumstances. In the event and to the extent that a director or officer is successful in the defense of any action, he or she would be entitled to full reimbursement of all expenses (including attorneys' fees) actually and reasonably incurred. If a person covered by the Company's indemnification provisions either settles or loses any action (other than an action brought by or on behalf of the Company) that person would be entitled to have such expenses and amounts paid to settle the claim or satisfy a judgment or fine reimbursed only if (1) a court so directs or (2) disinterested directors, an independent counsel or the stockholders find that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and with respect to criminal actions not believed to be unlawful.

The Company has also entered into agreements with each of its officers and directors providing them with a right of indemnification. Delaware Corporation Law allows the Company to insure directors and officers against some liabilities, such as judgments or amounts paid in settlement of derivative actions, for which indemnification is not permitted.

The Company has purchased one or more insurance policies insuring its officers and directors against certain liabilities, including liabilities under the Securities Act, and insuring the Company against any payment which it is obligated to make to such persons under the indemnification provisions of its Bylaws. Neither the insurance, nor the Bylaw nor Charter provisions are designed to cover losses brought about or contributed to by dishonest acts or losses in which the individual gained a personal profit.
Furthermore, there are exclusions in the insurance for improprieties such as slander and libel, fraudulent or self-serving acts and violations of Section 16(b) of the Exchange Act which result in personal gain to the officer or director.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.   EXHIBITS

EXHIBIT 4 Instruments defining the rights of security holders, including indentures

(a) Amended Restated Certificate of Incorporation for Westvaco Corporation dated April 1997 previously filed as Exhibit 3(i) to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997, File No. 1-3013, incorporated herein by reference.

(b) Amended and Restated Credit Agreement dated as of September 19, 1997, among Westvaco Corporation, the bank signatories listed therein, Morgan Guaranty Trust Company of New York, as Administrative Agent, Documentation Agent and Co-Agent and The Bank of New York, as Syndication Agent and Co-Agent, previously filed as Exhibit 4.a to the Company's Form 10-K for the fiscal year ended October 31, 1997, File No. 1-3013, incorporated by reference.

(c) Form of Indenture, dated as of March 1, 1983, between Westvaco Corporation and The Bank of New York (formerly Irving Trust Company), as trustee, previously filed as Exhibit 2 to the Company's Registration Statement on Form 8-A, File No. 1-3013, dated January 24, 1984.

(d) Rights Agreement dated as of September 23, 1997, between Westvaco Corporation and The Bank of New York previously filed as Exhibit 1 to the Company's Form 8-A dated October 31, 1997, File No. 1-3013, incorporated herein by reference.

(e) Indentures with respect to other long-term debt, none of which exceeds 10 percent of the total assets of the Company and its subsidiaries on a consolidated basis, are not attached. (The Company agrees to furnish a copy of such documents to the Securities and Exchange Commission upon request.)

EXHIBIT 5 Opinions re legality

Opinion of Legal Counsel, Wendell L. Willkie, II, Esq., dated
April 22, 1998.

EXHIBIT 15   Letter re unaudited interim financial information

Not applicable.


EXHIBIT 23    Consent of independent accountants and counsel

(a) Consent of Legal Counsel, Wendell L. Willkie, II, Esq., to refer to legal opinion, included in Exhibit 5.

(b) Consent of independent accountants, Price Waterhouse LLP, dated April 22, 1998.

(c) Consent of independent accountants, Price Waterhouse LLP, dated April 22, 1998.

EXHIBIT 24   Powers of Attorney

Powers of Attorney dated February 24, 1998, signed by members of the Board of Directors of Westvaco (Samuel W. Bodman III, W. L. Lyons Brown, Jr., Thomas W. Cole, Jr., David L. Hopkins, Jr., Douglas S. Luke, John A. Luke, Jr., William R. Miller, Jane L. Warner and Richard A. Zimmerman) and a Power of Attorney dated March 2, 1998, signed by Rudolph G. Johnstone, Jr., authorizing John A. Luke, Jr., John W. Hetherington and James E. Stoveken, Jr., to sign on their behalf in executing registration documents pertaining to this Plan.

EXHIBIT 99   Earnings per share

Net income per share data for the years ended October 31, 1993-1997, restated in accordance with the provisions of the Statement of Financial Accounting Standards No. 128, "Earnings per Share."

ITEM 9.   UNDERTAKINGS

(a)   The Company hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's Annual Report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The Company hereby undertakes that it has sumbitted the Plan to the Internal Revenue Service (the "IRS") and will make all changes required by the IRS to qualify the Plan.





                            SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, Westvaco Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of April, 1998.


    WESTVACO CORPORATION          By/s/ John A. Luke, Jr.
    (Registrant)                       John A. Luke, Jr.
                                 Chairman, President and Chief
                                    Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

Principal Executive Officer:

/s/John A. Luke, Jr.               Chairman, President and Chief
  John A. Luke, Jr.                Executive Officer    April 22, 1998

Principal Financial Officer:

/s/James E. Stoveken, Jr.          Senior Vice President
  James E. Stoveken, Jr.                                April 22, 1998

Principal Accounting Officer:

/s/John E. Banu                    Comptroller          April 22, 1998
  John E. Banu

The Board of Directors:

Samuel W. Bodman III                Douglas S. Luke
W. L. Lyons Brown, Jr.              John A. Luke, Jr.
Thomas W. Cole, Jr.                 William R. Miller
David L. Hopkins, Jr.               Jane L. Warner
Rudolph G. Johnstone, Jr.           Richard A. Zimmerman


By/s/ John W. Hetherington                            April 22, 1998
     John W. Hetherington
    Attorney-in-Fact


The Plan. Pursuant to the requirements of the Securities Act of 1933, the Westvaco Corporation Regular Division of the Savings and Investment Plan for Salaried Employees has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 22nd day of April, 1998.



     WESTVACO CORPORATION
     REGULAR DIVISION OF THE
     SAVINGS AND INVESTMENT PLAN
     FOR SALARIED EMPLOYEES


    By/s/John D. Flynn
        John D. Flynn

     Chairman of Westvaco
     Corporation Benefit Plans
     Administration Committee



                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                            FORM S-8

                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933



                       WESTVACO CORPORATION
      (Exact Name of Registrant as Specified in Its Charter)


       DELAWARE                             13-1466285
 (State of Incorporation)      (I.R.S. Employer Identification No.)


                         299 PARK AVENUE
                        NEW YORK, NY 10171
         (Address of Principal Executive Offices/Zip Code)



                       WESTVACO CORPORATION
        REGULAR DIVISION OF THE SAVINGS AND INVESTMENT PLAN
                      FOR SALARIED EMPLOYEES
                     (Full Title of the Plan)



                        JOHN W. HETHERINGTON
       VICE PRESIDENT, ASSISTANT GENERAL COUNSEL AND SECRETARY
                        WESTVACO CORPORATION
                          299 PARK AVENUE
                      NEW YORK, NEW YORK 10171
                      Telephone: 212-688-5000
     (Name, Address and Telephone Number of Agent for Service)

                              EXHIBITS





                         EXHIBIT 5 and 23(a)

                                 April 22, 1998

Securities and Exchange Commission
450 Fifth Street
Washington, DC  20549

Dear Sir/Madam,

As General Counsel of Westvaco Corporation ("Westvaco"), I am familiar with the Westvaco Corporation Regular Division of the Savings and Investment Plan for Salaried Employees (the "Plan") and with the legal matters involving its adoption and implementation.

It is my opinion that the Plan has been validly authorized and adopted by Westvaco and that any shares of Westvaco Common Stock of the par value of $5 per share ("Westvaco Common Stock") issued or sold to the Trustee pursuant to the provisions of the Plan are legal shares, and have been validly issued, fully paid and non-assessable. It is also my opinion that the interests of the members of the Plan in the assets of the Plan are lawful, valid and enforceable in accordance with the terms of the Plan.

I consent to the filing of this opinion letter as an exhibit to any registration statements under the Securities Act of 1933, or post-effective amendments thereto, registering Westvaco Common Stock and other interests of Plan members. I further consent to any reference to this opinion in any prospectus which is part of any such registration statement or post-effective amendment.

In addition to being General Counsel, I am a Senior Vice
President of Westvaco. I also am the beneficial owner of Westvaco Common Stock held in trust under the Westvaco
Corporation Savings and Investment Plan for Salaried Employees and the recipient of stock options and limited stock appreciation rights granted by the Company.

                         Very truly yours,

                         /s/Wendell L. Willkie, II
                           Wendell L. Willkie, II
                           Senior Vice President
                            and General Counsel


                         EXHIBIT 23(b)

               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 18, 1997, which appears on page 33 of the 1997 Annual Report to Shareholders of Westvaco Corporation, which is incorporated by reference in Westvaco Corporation's Annual Report on Form 10-K for the year ended October 31, 1997.





Price Waterhouse LLP


1177 Avenue of the Americas
New York, NY

April 22, 1998




                           EXHIBIT 23(c)

                CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-53967) of our report dated January 20, 1998 appearing on page F-1 of the Annual Report of the Westvaco Corporation Savings and Investment Plan for Salaried Employees on Form 11-K for the year ended September 30, 1997.




Price Waterhouse LLP


1177 Avenue of the Americas
New York, NY

April 22, 1998


                           EXHIBIT 24

                        POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned, a director of WESTVACO CORPORATION, a Delaware corporation (the "Company"), does hereby constitute and appoint JOHN A. LUKE, JR., JOHN W. HETHERINGTON and JAMES E. STOVEKEN, JR., and each of them severally, acting alone and without the other and with full power of substitution, his or her true and lawful attorneys-in-fact and agents to do any and all acts and things and to execute any and all instruments which such attorneys-in-fact and agents may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under said Act of the Westvaco Corporation Regular Division of the Savings and Investment Plan for Salaried Employees, and the securities issued thereunder, including specifically, but without limiting the generality of the foregoing, the power and authority to sign, for and on behalf of the undersigned, the name of the undersigned as director of the Company to a Registration Statement, and any amendment thereto, filed with the Securities and Exchange Commission in respect of such securities and to any instrument or document filed as a part of, as an exhibit to, or in connection with such Registration Statement, or any such amendment; and the undersigned does hereby ratify and confirm as his or her own act and deed all that such attorneys-in-fact and agents shall do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned has subscribed this Power of Attorney this ____ day of February, 1998.





                                  ________________________________
                                        Outside Boardmember
                                              Director

In the presence of:

__________________________________


                              EXHIBIT 99


                   Summary of Financial Information

The following is a summary of certain information of the Company and its consolidated subsidiaries. With the exception of the inclusion of earnings to fixed charges and the net income per share data, the following amounts were derived from the Company's consolidated financial statements and other financial data contained in its Annual Report on Form 10-K for the year ended October 31, 1997 and its Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 1998 (see "Incorporation of Certain Documents by Reference"). The information for three-month periods ended January 31, 1997 and 1998 is unaudited and, in the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of the results of operations have been reflected therein. Effective November 1, 1997, the Company adopted the requirements of Statement of Financial Accounting Standards No. 128 "Earnings per Share" (SFAS 128). In connection with the adoption of this standard, the net income per share data for the years ended October 31, 1993-1997 have been restated to be in accordance with the provisions of SFAS 128.



         (In thousands, except per share data and ratios)


                              Year Ended October 31,
                 --------------------------------------------------------
                 1993         1994         1995         1996         1997
                 ----         ----         ----         ----         ----

Sales       $2,344,560   $2,607,474   $3,272,447   $3,045,450   $2,982,288

Net income    $104,341     $103,606     $280,836     $212,156     $162,700

Net income per
 common share -
 Basic          $1.04*       $1.03        $2.78**      $2.09**      $1.60

Net income per
 common share -
 Diluted        $1.04*       $1.03        $2.76**      $2.07**      $1.58

Ratio of
 earnings to
 fixed charges   1.48         2.25         4.90         3.73         2.67


                              Three Months Ended January 31,
                                        (Unaudited)
                          ---------------------------------------
                                   1997           1998
                                ----------     ----------
Sales                            $736,355       $702,113

Net income                       $ 35,510       $ 32,516

Net income per
 common share - Basic            $   0.35       $   0.32

Net income per
 common share - Diluted          $   0.35       $   0.32

Ratio of earnings to
 fixed charges                       2.69           2.31


  * The 1993 fiscal year includes income of $.55 per share from the adoption of three new accounting standards required by the FASB, a special charge for restructuring of $.26 per share, a provision of $.13 per share for the impact of an increase in the federal income tax rate and an extraordinary charge of $.07 per share for the extinguishment of high interest rate debt; all per share amounts are the same for basic and diluted.

  ** The 1995 fiscal year ended October 31, 1995 includes an extraordinary charge of $.02 per share (basic and diluted) for the extinguishment of high interest rate debt.